EXHIBIT 99.2
PAYCHEX, INC. PRELIMINARY MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
     Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) reviews the operating results of Paychex, Inc. (“we,” “our,” or “us”) for each of the three fiscal years ended May 31, 2008 (“fiscal 2008”), May 31, 2007 (“fiscal 2007”), and May 31, 2006 (“fiscal 2006”), and our financial condition as of May 31, 2008. This review provides analysis and disclosure in addition to the disclosure contained in our press release dated June 26, 2008, which is furnished as Exhibit 99.1 to this Current Report on Form 8-K (“Form 8-K”).
     This MD&A is preliminary, and as such, it is not based on audited financial information and it is not a complete discussion and analysis intended to satisfy the requirements of Item 303 of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”). We expect to file our fiscal 2008 Annual Report on Form 10-K (“Form 10-K”) with the SEC within 60 days after our May 31, 2008 fiscal year-end. The fiscal 2008 Form 10-K will contain a complete set of audited Consolidated Financial Statements, Notes to Consolidated Financial Statements, and the final MD&A that will satisfy the requirements of Item 303 of Regulation S-K.
     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain written and oral statements made by management of Paychex, Inc. and its wholly owned subsidiaries may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following risks, as well as those that are described in our filings with the SEC: general market and economic conditions including, among others, changes in United States employment and wage levels, changes in new hiring trends, changes in short- and long-term interest rates, and changes in the fair value and the credit rating of securities held by us; changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition, and the availability of skilled workers; changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance, state unemployment, and section 125 plans; changes in workers’ compensation rates and underlying claims trends; the possibility of failure to keep pace with technological changes and provide timely enhancements to services and products; the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event; the possibility of third-party service providers failing to perform their functions; the possibility of penalties and losses resulting from errors and omissions in performing services; the possible inability of our clients to meet their payroll obligations; the possible failure of internal controls or our inability to implement business processing improvements; and potentially unfavorable outcomes related to pending legal matters. All of these factors could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements after the date of issuance of this Form 8-K, to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.
Overview
     We are a leading provider of comprehensive payroll and integrated human resource and employee benefits outsourcing solutions for small- to medium-sized businesses. Our Payroll and Human Resource Services offer a portfolio of services and products that allow our clients to meet their diverse payroll and human resource needs.
     Our Payroll services are provided through either our core payroll or Major Market Services (“MMS”), which is utilized by clients that have more sophisticated payroll and benefits needs, and include:
•	payroll processing;

•	payroll tax administration services;

•	employee payment services; and

•	regulatory compliance services (new-hire reporting and garnishment processing).
     Our Human Resource Services primarily include:
•	comprehensive human resource outsourcing services, which include Paychex PremierSM Human Resources and our Professional Employer Organization (“PEO”);

•	retirement services administration;

•	workers’ compensation insurance services;

•	health and benefits services;

•	time and attendance solutions; and

•	other human resource services and products.
     We mainly earn revenue through recurring fees for services performed. Service revenue is primarily driven by the number of clients, checks or transactions per client per pay period, and utilization of ancillary services. We also earn interest on funds held for clients between the time of collection from our clients and remittance to the applicable tax or regulatory agencies or client employees. Our strategy is focused on achieving strong long-term financial performance while providing high-quality, timely, accurate, and affordable services; growing our client base; increasing utilization of our ancillary services; leveraging our technological and operating infrastructure; and expanding our service offerings.
     Fiscal 2008 was our eighteenth consecutive year of record total revenue, net income, and diluted earnings per share. It was also a milestone year for us as total revenue exceeded $2.0 billion for the first time. Our financial results for fiscal 2008 included the following highlights:
•	Diluted earnings per share increased 16% to $1.56 per share.

•	Net income increased 12% to $576 million.

•	Total revenue increased 10% to $2 billion.

•	Payroll service revenue increased 8% to $1.5 billion and Human Resource Services revenue increased 19% to $0.5 billion.

•	Operating income increased 18% to $828 million.

•	Cash flow from operations increased 15% to $725 million.

•	Dividends of $442 million were paid to stockholders, representing 77% of net income.
     In July 2007, our Board of Directors (the “Board”) approved a 43% increase in our quarterly dividend payment to $0.30 per share from $0.21 per share. In August 2007, we commenced our program to repurchase up to $1.0 billion of Paychex, Inc. common stock. We completed this program in December 2007, repurchasing a total of 23.7 million shares for $1.0 billion.
     Our financial performance for fiscal 2008 was largely due to service revenue growth of 10% over the prior fiscal year. This growth in service revenue was attributable to client base growth, higher check volume, price increases, and growth in the utilization of our ancillary services. The weakening economy and declining interest rates negatively impacted our total revenues for fiscal 2008. However, continued leveraging of our expenses allowed us to achieve solid profit results during this fiscal year.

     Our financial performance was impacted by decreases in interest rates earned on our funds held for clients and corporate investment portfolios. The Federal Funds rate declined 325 basis points in fiscal 2008 to 2.00% as of May 31, 2008. Our combined interest on funds held for clients and investment income, net, decreased 10% for fiscal 2008 as a result of these declining rates, as well as lower corporate invested balances due to funding of the stock repurchase program. The combined portfolios earned an average rate of return of 3.7% for fiscal 2008, compared to 4.0% for fiscal 2007 and 3.2% for fiscal 2006. The impact of changing interest rates and related risks is discussed in more detail in the “Market Risk Factors” section of this review.
     We invest in highly liquid, investment-grade fixed income securities and do not utilize derivative instruments to manage interest rate risk. As of May 31, 2008, we had no exposure to high-risk or illiquid investments. Refer to the “Investment Portfolio Overview” section of this review for more information.
     In addition to reporting operating income, a generally accepted accounting principle (“GAAP”) measure, we present operating income, net of certain items, which is a non-GAAP measure. We believe operating income, net of certain items, is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients and the expense charge in fiscal 2007 to increase the litigation reserve. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates, which are not within the control of management. The expense charge to increase the litigation reserve is also an adjustment to operating income due to its unusual and infrequent nature. It is outside the normal course of our operations and obscures the comparability of performance period over period. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the SEC. As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation, but in conjunction with the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies. Operating income, net of certain items, increased 15% to $696.5 million for fiscal 2008 compared to $605.4 million for fiscal 2007 and $548.8 million for fiscal 2006.
     We continue to make investments in our business as part of our growth strategy. Some of these investments include the following:
     Growing the client base and increasing utilization of ancillary services:  Our client base increased to approximately 572,000 clients as of May 31, 2008. This compares with approximately 561,000 clients as of May 31, 2007, and approximately 543,000 clients as of May 31, 2006. Client base growth was 2.0% for fiscal 2008, compared with 3.3% for fiscal 2007 and 4.0% for fiscal 2006. Net client growth in fiscal 2008 reflected weaker economic conditions including, among others, a reduced level of new business starts in the markets we serve and an approximately 11% increase in the number of clients who went out of business or no longer had any employees compared to fiscal 2007.
     Growth opportunities continue to exist in our target market of small- to medium-sized businesses, and accordingly we continue to increase the size of our various sales forces. The following table summarizes the expected composition of our sales force in the year ending May 31, 2009 (“fiscal 2009”) with comparisons from fiscal 2007:

	Expected
Year ended May 31,	2009	Change	2008	Change	2007

Payroll	1,535	2%	1,505	6%	1,415
Retirement services administration and other human resource services	340	6%	320	12%	285
Comprehensive human resource outsourcing services	220	7%	205	8%	190
Licensed agents for workers’ compensation insurance	65	8%	60	9%	55
Licensed agents for health and benefits services	130	37%	95	73%	55
Time and attendance solutions	35	—	35	—	35

Total sales representatives	2,325	5%	2,220	9%	2,035

     We believe there are opportunities for growth within our current client base, as well as with new clients, through increased penetration of our payroll and human resource ancillary services and products. Ancillary services effectively leverage payroll processing data and, therefore, are beneficial to our operating margin. The following statistics demonstrate the growth in our ancillary service offerings:

As of May 31,	2008	2007	2006

Payroll tax administration services penetration	93%	93%	92%
Employee payment services penetration	73%	71%	68%
Retirement services clients	48,000	44,000	38,000
Comprehensive human resource outsourcing services client employees served	439,000	373,000	295,000
Workers’ compensation insurance clients	72,000	62,000	52,000

     Service and product initiatives:  During fiscal 2008, we made investments to broaden our portfolio of services and products. This included expanding the services offered to our MMS clients to strengthen our software-as-a-service solution to meet the payroll and human resource administrative needs of our clients. These enhancements include the following:
•	Acquired BeneTrac, a powerful web-based employee benefits management and administration system, and provided enhanced integration with the Paychex Preview® software.

•	Entered into a strategic alliance with Taleo Corporation to offer Taleo’s online recruiting and hiring management tools to help our clients hire and retain talented employees.

•	Offered Paychex Preview software in a secure web-hosted environment as an alternative to the traditional PC-based system.

•	Introduced our Workers’ Compensation Payment Service to our MMS clients.
     In addition, other fiscal 2008 initiatives included the following:
•	Continued expansion of our health insurance services nationwide, simplifying the process for our clients in obtaining coverage through our network of national and regional insurers.

•	Ongoing enhancements to our 401(k) products to increase functionality and flexibility, strengthening our position as the market leader and maintaining the highest level of client retention of any of our products.

•	Introduced a Flexible Spending Account debit card offering clients’ employees an easy, convenient way to access their funds.
     Business acquisitions:  We may supplement our growth from time to time through strategic acquisitions when opportunities arise. In August 2007, we acquired Hawthorne Benefit Technologies, Inc. and its BeneTrac technology, a powerful web-based employee management and administrative system, previously mentioned as an enhancement to services for our MMS clients. We currently have no definitive agreements with respect to any material prospective acquisition.
     Focus on customer service:  We have always focused on customer service and the maximization of client retention. For fiscal 2008, client satisfaction results were at an all-time high and client retention was approximately 80% of our beginning of the year client base.
     Financial position:  As of May 31, 2008, we maintained a strong financial position with cash and total corporate investments of $434.8 million. Our primary source of cash is our ongoing operations. Cash flow from operations increased 15% to $724.7 million for fiscal 2008. Historically, we have funded our operations, capital purchases, and dividend payments from our operating activities. It is anticipated that cash and total corporate investments as of May 31, 2008, along with projected operating cash flows, will support our normal business operations, capital purchases, and dividend payments for the foreseeable future.
     For further analysis of our results of operations for fiscal years 2008, 2007, and 2006, and our financial position as of May 31, 2008, refer to the tables and analysis in the “Results of Operations” and “Liquidity and Capital Resources” sections of this review and the discussion in the “Critical Accounting Policies” section of this review.
Investment Portfolio Overview
     We invest in highly liquid, investment-grade fixed income securities, primarily with AAA and AA ratings and short-term securities with A-1/P-1 ratings. We have no exposure to any sub-prime mortgage securities, auction rate securities, asset-backed securities or asset-backed commercial paper, collateralized debt obligations, enhanced cash or cash plus mutual funds, or structured investment vehicles (SIVs). We do not utilize derivative financial instruments to manage interest rate risk.

     We exited the auction rate market in the early fall of 2007 and have never experienced a failed auction. Our variable rate demand notes (“VRDNs”) are rated A-1/P-1 and must have a liquidity facility issued by highly rated financial institutions. Our current exposure to VRDN bond insurers is limited to Financial Security Assurance (“FSA”).
     Details regarding our combined funds held for clients and corporate investment portfolios are as follows:

	Year ended May 31,
$ in millions	2008	2007	2006

Average investment balances:
Funds held for clients	$3,408.9	$3,275.9	$3,080.3
Corporate investments	716.7	1,109.5	840.3

Total	$4,125.6	$4,385.4	$3,920.6

Average interest rates earned (exclusive of net realized gains):
Funds held for clients	3.7%	4.0%	3.2%
Corporate investments	3.7%	3.7%	2.9%
Combined funds held for clients and corporate investments	3.7%	4.0%	3.2%

Net realized gains:
Funds held for clients	$6.4	$1.7	$0.9
Corporate investments	—	0.4	0.1

Total	$6.4	$2.1	$1.0

$ in millions
As of May 31,	2008	2007	2006

Net unrealized gains/(losses) on available-for-sale securities (1)	$24.8	$(14.9)	$(22.0)
Federal Funds rate	2.00%	5.25%	5.00%
Three-year “AAA” municipal securities yield	2.65%	3.71%	3.65%
Total fair value of available-for-sale securities	$3,353.5	$4,975.5	$3,852.4
Average duration of available-for-sale securities in years (2)	2.7	2.5	2.0
Weighted-average yield-to-maturity of available-for-sale securities (2)	3.4%	3.7%	3.0%

(1)	The net unrealized gain of our investment portfolios was approximately $6.3 million as of June 23, 2008.

(2)	These items exclude the impact of VRDNs and auction rate securities as they are tied to short-term interest rates.
Outlook
     Our current outlook for fiscal 2009 is based upon current economic and interest rate conditions continuing with no significant changes. Consistent with our policy regarding guidance, our projections do not anticipate or speculate on future changes to interest rates. We estimate the earnings effect of a 25-basis-point increase or decrease in the Federal Funds rate at the present time would be approximately $4.5 million, after taxes, for the next twelve-month period. Projected revenue and net income growth for fiscal 2009 are as follows:

Payroll service revenue	7%	—	8%
Human Resource Services revenue	19%	—	22%
Total service revenue	9%	—	11%
Interest on funds held for clients	(30%)	—	(25%)
Total revenue	7%	—	9%
Investment income, net	(60%)	—	(55%)
Net income	2%	—	4%

     Growth in operating income, net of certain items, is expected to approximate 13% for fiscal 2009. The effective income tax rate is expected to approximate 34% throughout fiscal 2009. The tax rate is higher than for fiscal 2008 due to anticipated lower levels of tax-exempt income from securities held in our investment portfolios.

     Interest on funds held for clients and investment income are expected to be impacted by interest rate volatility. Based upon current interest rate and economic conditions, we expect interest on funds held for clients and investment income, net, to decrease by the following amounts in the respective quarters of fiscal 2009:

Fiscal 2009	Interest on funds held for clients	Investment income, net

First quarter	(25%) — (30%)	(80%)
Second quarter	(25%) — (30%)	(65%)
Third quarter	(35%)	(20%)
Fourth quarter	(20%)	—

     Our stock repurchase program commenced in August 2007 and completed in December 2007 is expected to impact net income and diluted earnings per share growth for the first two quarters of fiscal 2009, with diluted earnings per share growing at a higher rate than net income. Fiscal 2009 diluted weighted-average shares outstanding are expected to be comparable to the diluted weighted-average shares outstanding for the three months ended May 31, 2008.
     Purchases of property and equipment in fiscal 2009 are expected to be in the range of $80 million to $85 million. Fiscal 2009 depreciation expense is projected to be approximately $68 million, and we project amortization of intangible assets for fiscal 2009 to be approximately $20 million.
Results of Operations
Summary of Results of Operations for the Fiscal Years Ended May 31:

In millions, except per share amounts	2008	Change	2007	Change	2006

Revenue:
Payroll service revenue	$1,462.7	8%	$1,356.6	9%	$1,248.9
Human Resource Services revenue	471.8	19%	396.2	22%	324.9

Total service revenue	1,934.5	10%	1,752.8	11%	1,573.8
Interest on funds held for clients	131.8	(2%)	134.1	33%	100.8

Total revenue	2,066.3	10%	1,886.9	13%	1,674.6
Combined operating and SG&A expenses	1,238.0	4%	1,185.4	16%	1,025.0

Operating income	828.3	18%	701.5	8%	649.6
As a % of total revenue	40%		37%		39%
Investment income, net	26.5	(36%)	41.7	66%	25.2

Income before income taxes	854.8	15%	743.2	10%	674.8
As a % of total revenue	41%		39%		40%
Income taxes	278.7	22%	227.8	9%	209.9

Net income	$576.1	12%	$515.4	11%	$464.9

As a % of total revenue	28%		27%		28%
Diluted earnings per share	$1.56	16%	$1.35	11%	$1.22

     Revenue:  Payroll service revenue increased 8% for fiscal 2008 and 9% for fiscal 2007 to $1.5 billion and $1.4 billion, respectively. The increases in Payroll service revenue were primarily attributable to client base growth, higher check volume, price increases, and growth in utilization of our ancillary payroll services. In fiscal 2008, we have seen signs of a weakening economy, indicated by a more difficult than normal third quarter selling season and increases in clients going out of business or no longer having any employees.
     As of May 31, 2008, 93% of clients utilized our payroll tax administration services compared with 93% as of May 31, 2007 and 92% as of May 31, 2006. Our employee payment services were utilized by 73% of our clients as of May 31, 2008, compared with 71% as of May 31, 2007 and 68% as of May 31, 2006. Nearly all new clients purchase our payroll tax administration services and more than 80% of new clients select a form of our employee payment services.

     Human Resource Services revenue increased 19% for fiscal 2008 and 22% for fiscal 2007 to $471.8 million and $396.2 million, respectively. The following factors contributed to Human Resource Services revenue growth for fiscal 2008 and fiscal 2007:

As of May 31,	2008	Change	2007	Change	2006

Retirement services clients	48,000	9%	44,000	16%	38,000
Comprehensive human resource outsourcing services client employees served	439,000	18%	373,000	26%	295,000
Workers compensation insurance clients	72,000	17%	62,000	19%	52,000
Asset value of retirement services client employees’ funds (in billions)	$9.7	11%	$8.7	34%	$6.5

     In addition, revenue from health and benefits services was $12.3 million, a 93% increase from fiscal 2007, and revenue from BeneTrac was $8.4 million in fiscal 2008.
     The decrease in interest on funds held for clients for fiscal 2008 compared to fiscal 2007 was the result of lower average interest rates earned offset by higher average investment balances and higher realized gains on sales of available-for-sale securities. Interest on funds held for clients increased in fiscal 2007 compared to fiscal 2006 as a result of higher average interest rates earned and higher average investment balances. The higher average investment balances in both fiscal 2008 and fiscal 2007 were driven by client base growth, wage inflation, check volume growth within our current client base, and increased utilization of our payroll tax administration services and employee payment services. See the “Market Risk Factors” section of this review for more information on changing interest rates.
     Combined operating and SG&A expenses:  The following table summarizes total combined operating and selling, general and administrative (“SG&A”) expenses for the fiscal year ended May 31:

In millions	2008	Change	2007	Change	2006

Compensation-related expenses	$804.7	10%	$728.3	11%	$656.8
Stock-based compensation costs	25.4	(1%)	25.7	100%	—
Facilities expenses	57.4	7%	53.8	11%	48.3
Depreciation of property and equipment	61.4	8%	56.8	10%	51.6
Amortization of intangible assets	19.2	16%	16.6	11%	14.9
Other expenses	269.9	1%	266.2	5%	253.4

	1,238.0	8%	1,147.4	12%	1,025.0
Expense charge to increase the litigation reserve	—	(100%)	38.0	100%	—

Total operating and SG&A expenses	$1,238.0	4%	$1,185.4	16%	$1,025.0

     During fiscal 2007, we recorded an expense charge of $38.0 million to increase our litigation reserve to account for settlements and for anticipated costs relating to pending legal matters. Excluding the expense charge to increase the litigation reserve, combined operating and SG&A expenses increased 8% for fiscal 2008 and 12% for fiscal 2007. This was primarily the result of increases in personnel and other costs related to selling and retaining clients, and promoting new services. Fiscal 2008 expense growth benefited from continued leveraging in response to weakening economic conditions. Fiscal 2007 was impacted by the recognition of $25.7 million of expense related to the adoption of Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised 2004) (“SFAS No. 123R”), “Share-Based Payment.” Fiscal 2007 growth rates were also impacted by comparison to higher than normal levels of sales expense for fiscal 2006 as our sales force exceeded its targets. As of May 31, 2008, we had approximately 12,200 employees compared with approximately 11,700 as of May 31, 2007 and 10,900 as of May 31, 2006.
     Depreciation expense is primarily related to buildings, furniture and fixtures, data processing equipment, and software. Increases in depreciation expense were due to higher levels of capital expenditures as we invested in technology and continued to grow our business. Amortization of intangible assets is primarily related to client lists acquisitions, which are amortized using either straight-line or accelerated methods. Amortization increased in fiscal 2008 as a result of intangibles from acquisitions during the fiscal year. Amortization increased in fiscal 2007 mainly due to the termination of our client-servicing arrangement with New England Business Services, Inc. (“NEBS®”) and the purchasing of the right to service the related clients. Other expenses include items such as delivery, forms and supplies, communications, travel and entertainment, professional services, and other costs incurred to support our business.
     Operating income:  Operating income growth was 18% for fiscal 2008 and 8% for fiscal 2007. The increases in operating income for fiscal 2008 and fiscal 2007 were attributable to the factors previously discussed.

     Operating income, net of certain items, excludes interest on funds held for clients and the expense charge in fiscal 2007 to increase the litigation reserve. Refer to the previous discussion of operating income, net of certain items, in the “Overview” section of this review. Operating income, net of certain items, is as follows for the year ended May 31:

In millions	2008	Change	2007	Change	2006

Operating income	$828.3	18%	$701.5	8%	$649.6
Excluding:
Interest on funds held for clients	(131.8)	(2%)	(134.1)	33%	(100.8)
Expense charge to increase the litigation reserve	—	(100%)	38.0	100%	—

Operating income, net of certain items	$696.5	15%	$605.4	10%	$548.8

     The growth in operating income, net of certain items, for fiscal 2007 was impacted by the adoption of SFAS No. 123R effective June 1, 2006, requiring recognition of $25.7 million of stock-based compensation costs in fiscal 2007. No stock-based compensation costs were recognized in the results of operations for fiscal 2006.
     Investment income, net:  Investment income, net, primarily represents earnings from our cash and cash equivalents and investments in available-for-sale securities. Investment income does not include interest on funds held for clients, which is included in total revenue. The decrease in investment income for fiscal 2008 compared with fiscal 2007 was primarily due to lower average investment balances, resulting from the funding of the stock repurchase program. The increase in investment income for fiscal 2007 compared with fiscal 2006 was mainly due to higher average interest rates earned and higher average portfolio balances resulting from investment of cash generated from ongoing operations.
     Income taxes:  Our effective income tax rate was 32.6% for fiscal 2008, compared with 30.7% for fiscal 2007, and 31.1% for fiscal 2006. The increase in our effective income tax rate for fiscal 2008 was primarily the result of lower levels of tax-exempt income, which is derived primarily from municipal debt securities in the funds held for clients and corporate investment portfolios, and a higher effective state income tax rate as a result of the adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.” The decrease in our effective income tax rate for fiscal 2007 was primarily the result of higher levels of tax-exempt income and a lower effective state income tax rate. For fiscal 2008 and 2007, the effective tax rate was impacted by non-deductible compensation related to incentive stock option grants.
     Net income and earnings per share:  Net income growth was 12% for fiscal 2008 and 11% for fiscal 2007 increasing to $576.1 million and $515.4 million, respectively. These increases were attributable to the factors previously discussed, including, in fiscal 2007, the increase to the litigation reserve of $38.0 million. Fiscal 2007 growth was also impacted by the $25.7 million of stock-based compensation costs due to the June 1, 2006 adoption of SFAS No. 123R. Diluted earnings per share increase 16% in fiscal 2008 to $1.56 per share and 11% in fiscal 2007 to $1.35 per share. Diluted earnings per share for fiscal 2008 increased at a rate higher than net income growth due to a lower number of weighted-average shares outstanding resulting from the stock repurchase program.
Liquidity and Capital Resources
     As of May 31, 2008, we had $434.8 million in cash and total corporate investments. Cash and total corporate investments as of May 31, 2008, along with projected operating cash flows, are expected to support our normal business operations, capital purchases, and dividend payments for the foreseeable future.
Commitments and Contractual Obligations
     We have unused borrowing capacity available under four uncommitted, secured, short-term lines of credit at market rates of interest with financial institutions as follows:

Financial institution	Amount available	Expiration date

JP Morgan Chase Bank, N.A.	$350 million	February 2009
Bank of America, N.A.	$250 million	February 2009
PNC Bank, National Association	$150 million	February 2009
Wells Fargo Bank, National Association	$150 million	February 2009

     Our credit facilities are evidenced by promissory notes and are secured by separate pledge security agreements by and between Paychex, Inc. and each of the financial institutions (the “Lenders”), pursuant to which we have granted each of the Lenders a security interest in certain of our investment securities accounts. The collateral is maintained in a pooled custody account pursuant to the terms of a control agreement and is to be administered under an intercreditor agreement among the Lenders. Under certain circumstances, individual Lenders may require that collateral be transferred from the pooled account into segregated accounts for the benefit of such individual Lenders.
     The primary uses of the lines of credit would be to meet short-term funding requirements related to deposit account overdrafts and client fund deposit obligations arising from electronic payment transactions on behalf of our clients in the ordinary course of business, if necessary. No amounts were outstanding against these lines of credit during fiscal 2008 or as of May 31, 2008.
     As of May 31, 2008, we had irrevocable standby letters of credit outstanding totaling $71.5 million, required to secure commitments for certain of our insurance policies and bonding requirements. These letters of credit expire at various dates between July 2008 and December 2012 and are secured by securities held in our investment portfolios. No amounts were outstanding on these letters of credit during fiscal 2008 or as of May 31, 2008.
     We have entered into various operating leases and purchase obligations that, under GAAP, are not reflected on the Consolidated Balance Sheets as of May 31, 2008. The table below summarizes our estimated annual payment obligations under these commitments, as well as other contractual obligations shown as other liabilities on the Consolidated Balance Sheets as of May 31, 2008:

	Payments due by period
		Less than			More than
In millions	Total	1 year	1-3 years	4-5 years	5 years

Operating leases(1)	$169.3	$44.9	$75.0	$36.0	$13.4
Purchase obligations(2)	62.2	38.6	21.9	0.9	0.8
Other liabilities(3)	0.9	0.4	0.3	0.2	—

Total(4)	$232.4	$83.9	$97.2	$37.1	$14.2

(1)	Operating leases are primarily for office space and equipment used in our branch operations. These amounts do not include future payments under redundant leases related to the acquisitions of Advantage Payroll Services Inc. (“Advantage”) and InterPay Inc., which are included in the table above with other liabilities.

(2)	Purchase obligations include our estimate of the minimum outstanding commitments under purchase orders to buy goods and services and legally binding contractual arrangements with future payment obligations. Included in the total purchase obligations is $6.9 million of commitments to purchase capital assets. Amounts actually paid under certain of these arrangements may be higher due to variable components of these agreements.

(3)	The obligations shown as other liabilities represent business acquisition reserves and are reflected in the Consolidated Balance Sheets as of May 31, 2008 with $0.4 million in other current liabilities and $0.5 million in other long-term liabilities. Certain deferred compensation plan obligations and other long-term liabilities amounting to $48.0 million are excluded from the table above because the timing of actual payments cannot be specifically or reasonably determined due to the variability in assumptions required to project the timing of future payments.

(4)	The liability for uncertain tax positions was approximately $17.7 million as of May 31, 2008, including tax, penalty, and interest. We adopted FIN 48 on June 1, 2007 and recorded a liability of $10.9 million. We are not able to reasonably estimate the timing of future cash flows and have excluded these liabilities from the table above. However, at this time, we do not expect a significant payment relating to these obligations within the next year.
     Advantage has license agreements with independently owned associate offices (“Associates”), which are responsible for selling and marketing Advantage payroll services and performing certain operational functions, while Paychex, Inc. and Advantage provide all centralized back-office payroll processing and payroll tax administration services. Under these arrangements, Advantage pays the Associates commissions based on processing activity for the related clients. Since the actual amounts of future payments are uncertain, obligations under these arrangements are not included in the table above. Commission expense for the Associates for fiscal 2008 and fiscal 2007 was $15.3 million and $15.2 million, respectively.

     We guarantee performance of service on annual maintenance contracts for clients who financed their service contracts through a third party. In the normal course of business, we make representations and warranties that guarantee the performance of services under service arrangements with clients. In addition, we have entered into indemnification agreements with our officers and directors, which require us to defend and, if necessary, indemnify these individuals for certain pending or future legal claims as they relate to their services provided to us. Historically, there have been no material losses related to such guarantees and indemnifications.
     We currently self-insure the deductible portion of various insured exposures under certain of our employee benefit plans. Our estimated loss exposure under these insurance arrangements is recorded in other current liabilities on our Consolidated Balance Sheets. Historically, the amounts accrued have not been material. We have insurance coverage in addition to our purchased primary insurance policies for gap coverage for employment practices liability, errors and omissions, warranty liability, and acts of terrorism; and capacity for deductibles and self-insured retentions through our captive insurance company.
Off-Balance Sheet Arrangements
     As part of our ongoing business, we do not participate in transactions with unconsolidated entities such as special purpose entities or structured finance entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other limited purposes. We do maintain investments as a limited partner in low-income housing projects that are not considered part of our ongoing operations. These investments are accounted for under the equity method of accounting.
Reclassification within Consolidated Statements of Cash Flows
     Client fund obligations represent our contractual obligation to remit funds to satisfy clients’ payroll and tax payment obligations. We have reclassified the net change in client fund obligations in the Consolidated Statements of Cash Flows from investing activities to financing activities for all periods presented. This reclassification had no impact on the net change in cash and cash equivalents or cash flows from operating activities for any period presented.
Operating Cash Flow Activities

	Year ended May 31,
In millions	2008	2007	2006

Net income	$576.1	$515.4	$464.9
Non-cash adjustments to net income	125.4	144.7	99.5
Cash provided by/(used in) changes in operating assets and liabilities	23.2	(28.9)	4.8

Net cash provided by operating activities	$724.7	$631.2	$569.2

     The increase in our operating cash flows for fiscal 2008 and fiscal 2007 reflects higher net income adjusted for non-cash items and changes in operating assets and liabilities. The decrease in non-cash adjustments to net income for fiscal 2008 was primarily attributable to the expense charge of $38.0 million to increase the litigation reserve in fiscal 2007, offset by an increase in the provision for deferred income taxes. The increase in non-cash adjustment for fiscal 2007 was primarily attributable to the charge to increase the litigation reserve and $25.7 million in stock-based compensation costs due to the adoption of SFAS No. 123R. The fluctuations in our operating assets and liabilities between periods were primarily related to lower interest receivable balances in fiscal 2008 and the timing of collection and payments for compensation, PEO payroll, income tax, and other liabilities.
Investing Cash Flow Activities

	Year ended May 31,
In millions	2008	2007	2006

Net change in funds held for clients and corporate investment activities	$1,067.3	$(713.4)	$(844.8)
Purchases of property and equipment, net of proceeds from the sale of property and equipment	(81.6)	(78.9)	(81.1)
Acquisitions of businesses, net of cash acquired	(32.9)	(3.1)	(0.7)
Purchases of other assets	(19.6)	(21.6)	(4.3)

Net cash provided by/(used in) investing activities	$933.2	$(817.0)	$(930.9)

     Funds held for clients and corporate investments:  Funds held for clients are primarily comprised of short-term funds and available-for-sale securities. Corporate investments are primarily comprised of available-for-sale securities.

     Fluctuations in net funds held for clients and corporate investment activities primarily relate to timing of purchases, sales, or maturities of investments. The amount of funds held for clients will vary based upon the timing of collecting client funds, and the related remittance of funds to applicable tax or regulatory agencies for payroll tax administration services and to employees of clients utilizing employee payment services. For fiscal 2008, the net change in funds held for clients and corporate investments also reflected the effects of the $1.0 billion stock repurchase program as funds used for this program were not invested in securities. Additional discussion of interest rates and related risks is included in the “Market Risk Factors” section of this review.
     Purchases of long-lived assets:  To support our continued client and ancillary product growth, purchases of property and equipment were made for data processing equipment and software, and for the expansion and upgrade of various operating facilities. During fiscal 2008, fiscal 2007, and fiscal 2006, we purchased approximately $4.4 million, $2.8 million, and $4.6 million, respectively, of data processing equipment and software from EMC Corporation. The Chairman, President, and Chief Executive Officer of EMC Corporation is a member of our Board. Construction in progress totaled $52.1 million and $46.5 million as of May 31, 2008 and 2007, respectively. Of these costs, $51.6 million and $39.5 million represent software being developed for internal use as of May 31, 2008 and 2007, respectively. Capitalization of costs ceases when the software is ready for its intended use, at which time we begin amortization of the costs. We expect amortization of a significant portion of the internal use software costs in construction in progress to begin in fiscal 2009, and to be amortized over fifteen years.
     Other assets increased for fiscal 2008 due to purchases of customer lists. Other assets increased for fiscal 2007 mainly due to the termination of our client-servicing arrangement with NEBS and the purchasing of the right to service the related clients. During fiscal 2008, we paid $32.9 million related to acquisitions of businesses, compared with $3.1 million and $0.7 million for fiscal 2007 and 2006, respectively.
Financing Cash Flow Activities

	Year ended May 31,
In millions, except per share amounts	2008	2007	2006

Net change in client fund obligations	$(198.7)	$376.1	$620.8
Repurchases of common stock	(1,000.0)	—	—
Dividends paid	(442.1)	(301.3)	(231.5)
Proceeds from exercise of stock options	58.7	43.2	32.1
Excess tax benefit related to exercise of stock options	9.1	9.7	—

Net cash (used in)/provided by financing activities	$(1,573.0)	$127.7	$421.4

Cash dividends per common share	$1.20	$0.79	$0.61

     Net change in client fund obligations: The client fund obligations liability will vary based on the timing of collecting client funds, and the related required remittance of funds to applicable tax or regulatory agencies for payroll tax administration services and to employees of clients utilizing employee payment services. Collections from clients are typically remitted from one to 30 days after receipt, with some items extending to 90 days.
     Repurchases of common stock: During fiscal 2008, we completed our stock repurchase program, which commenced in August 2007, and repurchased 23.7 million shares for a total of $1.0 billion.
     Dividends paid: In July 2007, our Board approved an increase of 43% in the quarterly dividend payment to $0.30 per share from $0.21 per share. In October 2006, our Board approved an increase of 31% in the quarterly dividend payment to $0.21 per share from $0.16 per share. The dividends paid as a percentage of net income totaled 77%, 58%, and 50% for fiscal 2008, fiscal 2007, and fiscal 2006, respectively. The payment of future dividends is dependent on our future earnings and cash flow and is subject to the discretion of our Board.
     Exercise of stock options: The increase in proceeds from the exercise of stock options for fiscal 2008 compared with fiscal 2007, and for fiscal 2007 compared with fiscal 2006, was primarily due to an increase in the number of stock options exercised and an increase in the average exercise price per share. Common shares acquired through exercise of stock options for fiscal 2008 were 2.0 million shares compared with 1.8 million shares for fiscal 2007 and 1.7 million shares for fiscal 2006. We have recognized an excess tax benefit from the exercise of stock options of $9.1 million for fiscal 2008 and $9.7 million for fiscal 2007 that is reflected in cash flows from financing activities in accordance with SFAS No. 123R, as adopted on June 1, 2006. For fiscal 2006, we recognized tax benefits related to exercise of stock options of $11.6 million that are reflected in cash flows from operating activities.

Other
     New accounting pronouncements: In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued FASB Staff Position (“FSP”) FAS 157-2, “Effective Date of FASB Statement No. 157.” This FSP delays the effective date of SFAS No. 157 for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, to fiscal years beginning after November 15, 2008. We expect to adopt SFAS No. 157, except for this deferral, in our fiscal year beginning June 1, 2008. We do not expect the adoption of this statement to have a material effect on our results of operations or financial position.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment to FASB Statement No. 115.” This statement allows a company to irrevocably elect fair value as a measurement attribute for certain financial assets and financial liabilities with changes in fair value recognized in the results of operations. The statement also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We expect to adopt SFAS No. 159 in our fiscal year beginning June 1, 2008. We do not expect this statement to have a material effect on our results of operations or financial position.
     In June 2007, the FASB ratified Emerging Issues Task Force Issue No. 06-11 (“EITF 06-11”), “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards.” EITF 06-11 applies to share-based payment arrangements, with dividend protection features, that entitle an employee to receive dividends or dividend equivalents on nonvested equity-based shares or units, when those dividends or dividend equivalents are charged to retained earnings and result in an income tax deduction for the employer under SFAS No. 123R. Under EITF 06-11, a realized income tax benefit from dividends or dividend equivalents charged to retained earnings and paid to an employee for nonvested equity-based shares or units should be recognized as an increase in additional paid-in capital. EITF 06-11 was effective for fiscal years beginning after December 15, 2007 with early adoption permitted. EITF 06-11 was adopted on June 1, 2007 and did not have a material effect on our results of operations or financial position.
     In June 2007, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position No. 07-1, “Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies” (“SOP 07-1”). SOP 07-1 clarifies when an entity may apply the provisions of the AICPA Audit and Accounting Guide Investment Companies and addresses the retention of specialized investment company accounting by a parent company in consolidation or by an equity method investor. SOP 07-1, as issued, was effective for fiscal years beginning on or after December 15, 2007 and was applicable for our fiscal year beginning June 1, 2008. SOP 07-1 was indefinitely deferred by the FASB in February 2008.
     In December 2007, the FASB issued the following statements of financial accounting standards applicable to business combinations:
•	SFAS No. 141 (revised 2007) (“SFAS No. 141R”), “Business Combinations;” and

•	SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51.”
     SFAS No. 141R provides guidance on how an entity will recognize and measure the identifiable assets acquired (including goodwill), liabilities assumed, and noncontrolling interests, if any, acquired in a business combination. SFAS No. 160 will change the accounting and reporting for minority interests, which will be treated as noncontrolling interests and classified as a component of equity. Both standards are effective for fiscal years beginning after December 15, 2008, and are applicable to our fiscal year beginning June 1, 2009. Early adoption is prohibited. We are currently evaluating both standards but do not expect their adoption to have a material effect on our results of operations or financial position.

     In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets.” This guidance is intended to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets,” and the period of expected cash flows used to measure the fair value of the asset under SFAS
No. 141R, when the underlying arrangement includes renewal or extension of terms that would require substantial costs or result in a material modification to the asset upon renewal or extension. Companies estimating the useful life of a recognized intangible asset must now consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, must consider assumptions that market participants would use about renewal or extension as adjusted for SFAS No. 142’s entity-specific factors. This standard is effective for fiscal years beginning after December 15, 2008, and is applicable to our fiscal year beginning June 1, 2009. We do not anticipate that the adoption of this FSP will have an impact on our results of operations or financial condition.
     In March 2008 and May 2008, respectively, the FASB issued the following statements of financial accounting standards, neither of which is anticipated to have any impact to our results of operations or financial position:
•	SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133;” and

•	SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.”
Critical Accounting Policies
     Our discussion and analysis of our financial condition and results of operations are based upon our Consolidated Financial Statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates, judgments, and assumptions that affect reported amounts of assets, liabilities, revenue, and expenses. On an ongoing basis, we evaluate the accounting policies and estimates used to prepare the Consolidated Financial Statements. We base our estimates on historical experience, future expectations, and assumptions believed to be reasonable under current facts and circumstances. Actual amounts and results could differ from these estimates. Certain accounting policies that are deemed critical to our results of operations or financial position are discussed below.
     Revenue recognition: Service revenue is recognized in the period services are rendered and earned under service arrangements with clients where service fees are fixed or determinable and collectibility is reasonably assured. Certain processing services are provided under annual service arrangements with revenue recognized ratably over the annual service period. Our service revenue is largely attributable to payroll-related processing services where the fee is based on a fixed amount per processing period or a fixed amount per processing period plus a fee per employee or transaction processed. The revenue earned from delivery service for the distribution of certain client payroll checks and reports is included in service revenue, and the costs for delivery are included in operating expenses on the Consolidated Statements of Income.
     PEO revenue is included in service revenue and is reported net of direct costs billed and incurred, which include wages, taxes, benefit premiums, and claims of PEO worksite employees. Direct costs billed and incurred were $2.6 billion, $2.6 billion, and $2.4 billion for fiscal 2008, 2007, and 2006, respectively.
     Revenue from certain time and attendance solutions is recognized using the residual method when all of the following are present: persuasive evidence that an arrangement exists, typically a non-cancelable sales order; delivery is complete for the software and hardware; the fee is fixed or determinable and free of contingencies; and collectibility is reasonably assured. Maintenance contracts are generally purchased by our clients in conjunction with their purchase of certain time and attendance solutions. Revenue from these maintenance contracts is recognized ratably over the term of the contract.
     In certain situations we allow a client a right of return or refund. We maintain an allowance for returns, which is based on historical data. The allowance is reviewed periodically for adequacy with any adjustment to revenue reflected in the results of operations for the period in which the adjustment is identified.
     Interest on funds held for clients is earned primarily on funds that are collected from clients before due dates for payroll tax administration services and for employee payment services, and invested until remittance to the applicable tax or regulatory agencies or client employees. These collections from clients are typically remitted from one to 30 days after receipt, with some items extending to 90 days. The interest earned on these funds is included in total revenue on the Consolidated Statements of Income because the collecting, holding, and remitting of these funds are critical components of providing these services. Interest on funds held for clients also includes net realized gains and losses from the sales of available-for-sale securities.

     PEO workers’ compensation insurance: Workers’ compensation insurance reserves are established to provide for the estimated costs of paying claims underwritten by us. These reserves include estimates for reported losses, plus amounts for those claims incurred but not reported and estimates of certain expenses associated with processing and settling the claims. In establishing the workers’ compensation insurance reserves, we use an independent actuarial estimate of undiscounted future cash payments that would be made to settle the claims.
     Estimating the ultimate cost of future claims is an uncertain and complex process based upon historical loss experience and actuarial loss projections, and is subject to change due to multiple factors, including social and economic trends, changes in legal liability law, and damage awards, all of which could materially impact the reserves as reported in the Consolidated Financial Statements. Accordingly, final claim settlements may vary from our present estimates, particularly when those payments may not occur until well into the future.
     We regularly review the adequacy of our estimated workers’ compensation insurance reserves. Adjustments to previously established reserves are reflected in the results of operations for the period in which the adjustment is identified. Such adjustments could possibly be significant, reflecting any variety of new and adverse or favorable trends.
     In fiscal 2008 and fiscal 2007, workers’ compensation insurance for PEO worksite employees was provided based on claims paid as incurred. Our maximum individual claims liability was $1,000,000 under the fiscal 2008 policy and $750,000 under the fiscal 2007 policy.
     We had recorded the following amounts on our Consolidated Balance Sheets for workers’ compensation claims as of:

	May 31,
In millions	2008	2007

Prepaid expense	$2.6	$2.7
Current liability	$8.4	$7.0
Long-term liability	$18.3	$21.3

     Valuation of investments: Our investments in available-for-sale securities are reported at fair value. Unrealized gains related to increases in the fair value of investments and unrealized losses related to decreases in the fair value are included in comprehensive income, net of tax, as reported on our Consolidated Statements of Stockholders’ Equity. However, changes in the fair value of investments impact our net income only when such investments are sold or impairment is recognized. Realized gains and losses on the sale of securities are determined by specific identification of the security’s cost basis. On our Consolidated Statements of Income, realized gains and losses from funds held for clients are included in interest on funds held for clients, whereas realized gains and losses from corporate investments are included in investment income, net.
     We are exposed to credit risk in connection with our available-for-sale securities from the possible inability of borrowers to meet the terms of their bonds. We attempt to mitigate this risk by investing primarily in high credit quality securities with AAA and AA ratings, and short-term securities with A-1/P-1 ratings, and by limiting amounts that can be invested in any single issuer. We periodically review our investment portfolio to determine if any investment is other-than-temporarily impaired due to changes in credit risk or other potential valuation concerns, which would require us to record an impairment charge in the period any such determination is made. In making this judgment, we evaluate, among other things, the duration and extent to which the fair value of an investment is less than its cost, the credit rating and any changes in credit rating for the investment, and our ability and intent to hold the investment until the earlier of market price recovery or maturity. Our assessment that an investment is not other-than-temporarily impaired could change in the future due to new developments or changes in our strategies or assumption related to any particular investment.
     Goodwill and other intangible assets: We have $433.3 million of goodwill recorded on our Consolidated Balance Sheet as of May 31, 2008, resulting from acquisitions of businesses. Goodwill is not amortized, but instead tested for impairment on an annual basis and between annual tests if an event occurs or circumstances change in a way to indicate that there has been a potential decline in the fair value of the reporting unit. Impairment is determined by comparing the estimated fair value of the reporting unit to its carrying amount, including goodwill. Our business is largely homogeneous and, as a result, substantially all of the goodwill is associated with one reporting unit. We perform our annual review in our fiscal fourth quarter. Based on the results of our goodwill impairment review, no impairment loss was recognized in the results of operations for fiscal 2008 or fiscal 2007. Subsequent to this review, there have been no events or circumstances that indicate any potential impairment of our goodwill balance.

     We also test intangible assets for potential impairment when events or changes in circumstances indicate that the carrying value may not be recoverable.
     Accrual for client fund losses: We maintain an accrual for estimated losses associated with our clients’ inability to meet their payroll obligations. As part of providing payroll, payroll tax administration services, and employee payment services, we are authorized by the client to initiate money transfers from the client’s account for the amount of tax obligations and employees’ direct deposits. Electronic money fund transfers from client bank accounts are subject to potential risk of loss resulting from clients’ insufficient funds to cover such transfers. We evaluate certain uncollected amounts on a specific basis and analyze historical experience for amounts not specifically reviewed to determine the likelihood of recovery from the clients.
     Contingent liabilities: We are subject to various claims and legal matters that arise in the normal course of business. As of May 31, 2008, we had approximately $23.0 million of reserves for pending litigation. Based on the application of SFAS No. 5, “Accounting for Contingencies,” which requires us to record a reserve if we believe an unfavorable outcome is probable and the amount of the probable loss can be reasonably estimated, we deem this amount adequate. The determination of whether any particular matter involves a probable loss or if the amount of a probable loss can be reasonably estimated requires considerable judgment. This reserve may change in the future due to new developments or changes in our strategies or assumptions related to any particular matter. In light of the litigation reserve recorded, we currently believe that resolution of these matters will not have a material adverse effect on our financial position or results of operations. However, these matters are subject to inherent uncertainties and there exists the possibility that the ultimate resolution of these matters could have a material adverse impact on our financial position and our results of operations in the period in which any such effect is recorded.
     Stock-based compensation costs: Effective June 1, 2006, we adopted SFAS No. 123R, which requires that all stock-based awards to employees, including grants of stock options, be recognized as compensation costs in our Consolidated Financial Statements based on their fair values measured as of the date of grant. We estimate the fair value of stock option grants using a Black-Scholes option pricing model. This model requires various assumptions as inputs including expected volatility of the Paychex stock price and expected option life. We estimate volatility based on a combination of historical volatility using weekly stock prices and implied market volatility, both over a period equal to the expected option life. We estimate expected option life based on historical exercise behavior.
     Under SFAS No. 123R, we are required to estimate forfeitures and only record compensation costs for those awards that are expected to vest. Our assumptions for forfeitures were determined based on type of award and historical experience. Forfeiture assumptions are adjusted at the point in time a significant change is identified with any catch-up adjustment recorded in the period of change, with the final adjustment at the end of the requisite service period to equal actual forfeitures.
     The assumptions of volatility, expected option life, and forfeitures all require significant judgment and are subject to change in the future due to factors such as employee exercise behavior, stock price trends, and changes to type or provisions of stock-based awards. Any change in one or more of these assumptions could have a material impact on the estimated fair value of an award and on stock-based compensation costs recognized in our results of operations.
     We have determined that the Black-Scholes option pricing model, as well as the underlying assumptions used in its application, is appropriate in estimating the fair value of stock option grants. We periodically reassess our assumptions as well as our choice of valuation model, and will reconsider use of this model if additional information becomes available in the future indicating that another model would provide a more accurate estimate of fair value, or if characteristics of future grants would warrant such a change.
     Income taxes: We account for deferred taxes by recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Consolidated Financial Statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. We record a deferred tax asset related to the stock-based compensation costs recognized for certain stock-based awards. At the time of exercise of non-qualified stock options or vesting of restricted stock awards, we account for the resulting tax deduction by reducing our accrued income tax liability with an offset to the deferred tax asset and any excess tax benefit increasing additional paid-in capital. We currently have a sufficient pool of excess tax benefits in additional paid-in capital to absorb any deficient tax benefits related to stock-based awards. We also maintain a reserve for uncertain tax position as a result of the adoption of FIN 48 on June 1, 2007.

Market Risk Factors
     Changes in interest rates and interest rate risk: Funds held for clients are primarily comprised of short-term funds and available-for-sale securities. Corporate investments are primarily comprised of available-for-sale securities. As a result of our operating and investing activities, we are exposed to changes in interest rates that may materially effect our results of operations and financial position. Changes in interest rates will impact the earnings potential of future investments and will cause fluctuations in the fair value of our longer-term available-for-sale securities. In seeking to minimize the risks and/or costs associated with such activities, we generally direct investments towards high credit quality securities with AAA and AA ratings and short-term securities with A-1/P-1 ratings. We manage the available-for-sale securities to a benchmark duration of two and one-half to three years.
     As of May 31, 2008, we had no exposure to any sub-prime mortgage securities, auction rate securities, asset-backed securities or asset-backed commercial paper, collateralized debt obligations, enhanced cash or cash plus mutual funds, or structured investment vehicles (SIVs). We do not utilize derivative financial instruments to manage our interest rate risk.
     We exited the auction rate market in the early fall of 2007 and have never experienced a failed auction. Our VRDNs are rated A-1/P-1 and must have a liquidity facility issued by highly rated financial institutions. Our current exposure to VRDN bond insurers is limited to FSA.
     Our investment portfolios and the earnings from these portfolios have been impacted by the fluctuations in interest rates. During fiscal 2008, the average interest rate earned on our combined funds held for clients and corporate investment portfolios was 3.7% compared with 4.0% for fiscal 2007 and 3.2% for fiscal 2006. The Federal Funds rate decreased 325 basis points in fiscal 2008 and was 2.00% as of May 31, 2008. This compares to an increase in the Federal Funds rate of 25 basis points in fiscal 2007 and 200 basis points in fiscal 2006. A lower Federal Funds rate impacts the average interest rate we earn on our portfolios. While interest rates are falling, the full impact of lower interest rates will not immediately be reflected in net income due to the interaction of long- and short-term interest rate changes as discussed below.
     During a falling interest rate environment, the decreases in interest rates decrease earnings from our short-term investments, and over time will decrease earnings from our longer-term available-for-sale securities. Earnings from the available-for-sale securities, which as of May 31, 2008 had an average duration of 2.7 years, excluding the impact of VRDNs tied to short-term interest rates, would not reflect decreases in interest rates until the investments are sold or mature and the proceeds are reinvested at lower rates.
     The cost and fair value of available-for-sale securities that had stated maturities as of May 31, 2008 are shown below by contractual maturity. Expected maturities can differ from contractual maturities because borrowers may have the right to prepay obligations without prepayment penalties.

	May 31, 2008
In millions	Cost	Fair value

Maturity date:
Due in one year or less	$230.9	$231.7
Due after one year through three years	689.8	699.0
Due after three years through five years	501.3	509.2
Due after five years	1,906.8	1,913.6

Total	$3,328.8	$3,353.5

     VRDNs are primarily categorized as due after five years in the table above as the contractual maturities on these securities are typically 20 to 30 years. Although these securities are issued as long-term securities, they are priced and traded as short-term instruments because of the liquidity provided through the tender feature.

     The following table summarizes the changes in the Federal Funds rate over the past three fiscal years:

	2008	2007	2006

Federal Funds rate-beginning of fiscal year	5.25%	5.00%	3.00%
Rate increase:
First quarter	—	0.25	0.50
Second quarter	(0.75)	—	0.50
Third quarter	(1.50)	—	0.50
Fourth quarter	(1.00)	—	0.50

Federal Funds rate-end of fiscal year	2.00%	5.25%	5.00%

Three-year “AAA” municipal securities yields-end of fiscal year	2.65%	3.71%	3.65%

     Calculating the future effects of changing interest rates involves many factors. These factors include, but are not limited to:
•	daily interest rate changes;

•	seasonal variations in investment balances;

•	actual duration of short-term and available-for-sale securities;

•	the proportional mix of taxable and tax-exempt investments; and

•	changes in tax-exempt municipal rates versus taxable investment rates, which are not synchronized or simultaneous.
     Subject to these factors, a 25-basis-point change in taxable interest rates generally affects our tax-exempt interest rates by approximately 17 basis points.
     Our total investment portfolio (funds held for clients and corporate investments) averaged approximately $4.1 billion for fiscal 2008. Our normal and anticipated allocation is approximately 55% invested in short-term securities and available-for-sale securities with an average duration of 35 days, and 45% invested in available-for-sale securities with an average duration of two and one-half to three years.
     The combined funds held for clients and corporate available-for-sale securities reflected a net unrealized gain of $24.8 million as of May 31, 2008, compared with a net unrealized loss of $14.9 million as of May 31, 2007. The change resulted from decreases in long-term market interest rates. During fiscal 2008, the investment portfolios ranged from a net unrealized loss of $24.3 million to a net unrealized gain of $48.7 million. During fiscal 2007, the net unrealized loss ranged from $29.5 million to $1.1 million. The net unrealized gain of our investment portfolios was approximately $6.3 million as of June 23, 2008.
     As of May 31, 2008 and May 31, 2007, we had $3.4 billion and $5.0 billion, respectively, invested in available-for-sale securities at fair value. The weighted-average yield-to-maturity was 3.4% and 3.7%, as of May 31, 2008 and May 31, 2007, respectively. The weighted-average yield-to-maturity excludes available-for-sale securities tied to short-term interest rates such as auction securities and VRDNs. Assuming a hypothetical decrease in both short-term and longer-term interest rates of 25 basis points, the resulting potential increase in fair value for our portfolio of available-for-sale securities as of May 31, 2008, would be approximately $12.0 million. Conversely, a corresponding increase in interest rates would result in a comparable decrease in fair value. This hypothetical increase or decrease in the fair value of the portfolio would be recorded as an adjustment to the portfolio’s recorded value, with an offsetting amount recorded in stockholders’ equity. These fluctuations in fair value would have no related or immediate impact on the results of operations, unless any declines in fair value were considered to be other-than-temporary.
     Credit risk: We are exposed to credit risk in connection with these investments through the possible inability of borrowers to meet the terms of their bonds. We attempt to mitigate this risk by investing primarily in high credit quality securities with AAA and AA ratings and short-term securities with A-1/P-1 ratings, and by limiting amounts that can be invested in any single issuer.